Exhibit 5.1

September 15, 2020

AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, MA 02451

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 1,047,200 shares (the “Shares”) of Common Stock, $0.01 par value per share (“Common Stock”), of AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to (i) the Non-Qualified Stock Option Agreement by and between the Company and its Vice President, Market Access, dated as of August 19, 2019, (ii) the Restricted Stock Unit Award Agreement by and between the Company and its Vice President, Market Access, dated as of August 19, 2019, (iii) the Non-Qualified Stock Option Agreement by and between the Company and its Vice President, Biostatistics, dated as of August 23, 2019, (iv) the Restricted Stock Unit Award Agreement by and between the Company and its Vice President, Biostatistics, dated as of August 23, 2019, and (v) the Non-Qualified Stock Option Agreement by and between the Company and its President and Chief Executive Officer, dated as of April 28, 2020 (collectively, the “Inducement Grants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Inducement Grants, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP